Exhibit 10.1

CENTERPOINT ENERGY
2005 DEFERRED COMPENSATION PLAN
(As Amended and Restated Effective January 1, 2009)

CENTERPOINT ENERGY
2005 DEFERRED COMPENSATION PLAN
(As Amended and Restated Effective January 1, 2009)

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ARTICLE VII MISCELLANEOUS.		13

7.1	Amendment or Termination of the Plan	13
7.2	Reliance Upon Information	13
7.3	Effective Date	13
7.4	Code Section 409A	13
7.5	Governing Law	13
7.6	Severability	13
7.7	Notice	14

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CENTERPOINT ENERGY
2005 DEFERRED COMPENSATION PLAN
(As Amended and Restated Effective January 1, 2009)

RECITALS:

WHEREAS, CenterPoint Energy, Inc. (the “Company”), established and maintains the CenterPoint Energy 2005 Deferred Compensation Plan, effective as of January 1, 2008 (the “Plan”), in response to the enactment of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to provide deferred compensation benefits earned or vested after December 31, 2004, with all earnings attributable thereto, for the benefit of its eligible employees; and

WHEREAS, the Company has operated the Plan at all times in accordance with the “reasonable, good faith” compliance standard prescribed by Code Section 409A, which is applicable until the effective date of the final regulations issued under Code Section 409A; and

WHEREAS, the Company desires to amend and restate the Plan to comply with the applicable requirements under the final regulations issued under Code Section 409A, which regulations are effective as of January 1, 2009;

NOW, THEREFORE, effective as of January 1, 2009, the Company hereby amends, restates and continues the Plan as herein set forth:

ARTICLE I

PURPOSES OF PLAN; DEFINITIONS; DURATION

1.1 Purposes.  This CenterPoint Energy 2005 Deferred Compensation Plan, as amended and restated effective January 1, 2009, for selected management and highly compensated employees is intended to aid certain of its employees in making more adequate provision for their retirement and is intended to be a “top-hat” plan under sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”).

1.2 Definitions.  Each term below shall have the meaning assigned thereto for all purposes of this Plan unless the context requires a different construction.

“Beneficiary” means a person or persons, a trustee or trustees of a trust, or a partnership, corporation, limited liability partnership, limited liability company, or other entity designated by the Participant, as provided in Section 4.1, to receive any amounts distributed under the Plan after a Participant’s death.

“Board” means the Board of Directors of the Company.

“Bonus” means a formula or discretionary bonus or incentive compensation paid under a short-term or annual incentive plan maintained by the Company or a Subsidiary.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means CenterPoint Energy, Inc., a Texas corporation, or a successor to CenterPoint Energy, Inc., in the ownership of substantially all of its assets.

“Commencement Date” means the first day of the Participation Year, with respect to which a Compensation deferral occurs.

“Committee” means the Benefits Committee or such other committee, which shall consist of five or fewer persons, as shall be appointed by the Board of Directors of the Company to administer the Plan pursuant to Article II hereof.

“Compensation” means the Salary and Bonus which an Employer pays its Employees, and the Director Fees paid to a Director.

“Director” means a non-Employee member of the Board.

“Director Fees” means the meeting attendance fees, retainer fees and committee chairman fees paid to a Director.

“Disability” means a physical or mental condition that qualifies as a total and permanent disability under the CenterPoint Energy, Inc. Long Term Disability Plan, as amended from time to time (or any successor plan thereto).

“Early Distribution” means the benefit payment option available to a Participant under Section 5.1(a) hereof.

“Employee” means any person, including an officer of any Employer (whether or not he or she is also a director thereof), who, at the time such person is designated a Participant hereunder, is employed by an Employer on a full-time basis, who is compensated for such employment by a regular Salary, and who, in the opinion of the Committee, is one of the officers or other key employees of the Employer in a position to contribute materially to the continued growth and development and to the future financial success of the Employer.  Any Participant who is an Employee of a Subsidiary shall not be deemed to have terminated employment with an Employer for purposes of this Plan until the date upon which the Participant has a Separation from Service.

“Employer” means (i) the Company, (ii) each Subsidiary which has adopted the Plan with the consent of the Committee, and (iii) each other employing organization in which the Company has a direct or indirect ownership interest and which has been approved by the Committee as an Employer under the Plan, subject to the terms and conditions established by the Committee.

“Interest Crediting Rate” means, for a given Plan Year, a rate of interest equivalent to the average Moody’s Rate for such year plus two percentage points (2%).

“Moody’s Rate” means a rate of interest equal to the composite yield on Moody’s Long-Term Corporate Bond Yield Averages for the calendar month as determined from Moody’s monthly yield averages published by Moody’s Investor’s Service, Inc. (or any successor thereto), or, if such yield is no longer published, a substantially similar average selected by the Committee.

“Normal Distribution” means the benefit payment options available to a Participant under Section 5.1(b) hereof.

“Participant” means (i) a Director or an Employee who has been designated by the Committee to participate in the Plan pursuant to Section 3.2 hereof and (ii) who has elected to participate in the Plan pursuant to Section 3.3.

“Participation Year” means a Plan Year commencing on or after January 1, 2009 during which (i) with respect to Compensation in the form of a Bonus, the Bonus would have been paid to the Participant if not deferred; (ii) with respect to Compensation in the form of Salary, a Participant performs services for the Employer for a Salary; and (iii) with respect to Compensation in the form of Director Fees, a Participant performs services as a member of the Board for such fees.

“Plan” means the CenterPoint Energy 2005 Deferred Compensation Plan, as amended and restated effective January 1, 2009, as set forth herein, as the same may hereafter be amended from time to time.

“Plan Year” means a calendar year (January 1st through December 31st).

“Prior Plan” means the CenterPoint Energy 2005 Deferred Compensation Plan, effective as of January 1, 2008, as in effect on December 31, 2008.

“Salary” means a base salary or wages paid to a Participant by an Employer.  The Salary of a Participant as reflected on the books and records of the Employer shall be conclusive.

“Separation from Service” means separation from service (including by reason of Disability) with the Company, all Employers and all Subsidiaries within the meaning of Treasury Regulation § 1.409A-1(h) (or any successor regulation) or, in the case of a Director, he or she ceases to be a member of the Board.

“Subsidiary” means a subsidiary corporation with respect to the Company as defined in Code Section 424(f).

Words used in this Plan in the singular shall include the plural and in the plural the singular, and the gender of words used shall be construed to include whichever may be appropriate under any particular circumstances of the masculine, feminine or neuter genders.

1.3 Term.  The effective date of the Plan, as amended and restated, is January 1, 2009.  The Plan shall continue until terminated by the Board.  The Committee, in its sole discretion, may or may not authorize deferral of Compensation during the term of the Plan.

ARTICLE II

ADMINISTRATION

The Plan shall be administered by the Committee, which shall represent the Company and other Employers in all matters concerning the administration of the Plan.  Members of the Committee may be Participants under the Plan, but no member may vote on any matter relating to his or her benefits under the Plan.  The Committee shall have primary responsibility for the administration and operation of the Plan and shall have all powers necessary to carry out the provisions of the Plan, including the power to determine which Employees shall be Participants under the Plan.  The determination of the Committee as to the construction, interpretation, or application of any terms and provisions of the Plan, including whether and when there has been a Separation from Service, shall be final, binding, and conclusive upon all persons.

ARTICLE III

PARTICIPATION

3.1 Eligibility of Employees and Directors.  An Employee must be a manager or a highly compensated (within the meaning of Code Section 414(q)) salaried employee of an Employer to be eligible to participate in the Plan.  All Directors shall be eligible to participate in the Plan.  The Committee may from time to time establish additional eligibility requirements for participation in the Plan.

3.2 Designation of Participants.  Prior to the commencement of any Participation Year, the Committee shall designate and notify in writing the Employees and/or Directors who are eligible to defer Compensation under this Plan.  A designation of an Employee or Director to participate with respect to Compensation for a particular Participation Year shall not automatically entitle such Participant to participate with respect to any other Participation Year.

3.3 Election to Participate.  After an Employee or Director has been notified by the Committee, in the form and manner prescribed by the Committee, that he or she is eligible to participate in the Plan, he or she must notify the Committee, in the form and manner prescribed by the Committee, that he or she chooses to participate in the Plan.  Such election to participate in the Plan shall be effective upon its receipt by the Committee (or its delegate) within the time periods and manner prescribed by the Committee or the Plan.  A Participant’s election (i) shall specify the type or types and the amount or amounts of Compensation that he or she wishes to defer and the manner of such deferral pursuant to Sections 3.4 through 3.6 hereof; (ii) shall specify, if the Participant so elects, that he or she wishes to receive an Early Distribution of benefits with respect to some or all deferrals for such Participation Year under Section 5.1(a) hereof; and (iii) shall specify the manner of Normal Distribution the Participant chooses with respect to such deferrals under Section 5.1(b) hereof.

3.4 Salary Deferral.  A Participant’s election to defer the payment of Salary must be made prior to the first day of the Plan Year in which the Salary is earned by the Participant.  Such election will be irrevocable as of December 31 of the calendar year preceding the calendar year in which the Salary is earned.

A Participant may elect to defer up to 90% (or such lesser percentage designated by the Committee, in its sole discretion) of his or her annual Salary, stated as a percentage of his or her Salary, with respect to a particular Participation Year.  The amount of Compensation elected to be deferred under this Section 3.4 shall be withheld from the Participant’s Salary during a Plan Year in equal amounts.

3.5 Bonus Deferral.  A Participant’s election to defer the payment of a Bonus that qualifies as “performance-based compensation” under Code Section 409A(4)(B) must be made no later than six months prior to the end of the performance period.  Such election will be irrevocable as of the date that is six months prior to the end of the performance period in which the Bonus is earned.

A Participant’s election to defer the payment of a Bonus that does not qualify as “performance-based compensation” under Code Section 409A(4)(B) must be made prior to the first day of the Plan Year in which the services are performed for which the Bonus is earned.  Such election will be irrevocable as of December 31 of the calendar year preceding the calendar year in which the services are performed for which the Bonus is earned.

A Participant may elect to defer up to 90% of his or her annual cash Bonus award, stated as a percentage of his or her Bonus or a flat-dollar amount, with respect to a particular Participation Year.  The amount of Compensation elected to be deferred under this Section 3.5 shall be withheld from the Participant’s Bonus otherwise payable during the Plan Year.  If the Participant’s election is a flat-dollar amount and the amount of the Bonus awarded to the Participant with respect to a Participation Year is less than the amount of the Bonus which the Participant had elected to defer for such Participation Year, then such election shall be deemed to be an election to defer the maximum deferral percentage permitted under this Section 3.5 of the Bonus awarded.

3.6 Director Fees Deferral.  A Participant’s election to defer the payment of Director Fees must be made prior to the first day of the Plan Year in which the Director Fees are earned by the Participant.  Such election will be irrevocable as of December 31 of the Plan Year preceding the Participation Year with respect to which the Director Fees are earned.

A Participant may elect to defer up to 100% (or such lesser percentage designated by the Committee in its sole discretion) of each type of his or her Director Fees, stated as a percentage of his or her Director Fees or a flat-dollar amount, with respect to a particular Participation Year.  The amount of Compensation elected to be deferred under this Section 3.6 shall not be paid but shall be withheld from the Participant’s Director Fees otherwise earned and payable during the Plan Year.  If the Participant’s election is a flat-dollar amount and the amount of the Director Fees awarded to the Participant with respect to a Participation Year is less than the amount of the Director Fees which the Participant had elected to defer for such Participation Year, then such election shall be deemed to be an election to defer the maximum deferral percentage permitted under this Section 3.6 of the Director Fees awarded.

ARTICLE IV

BENEFICIARY DESIGNATIONS; WITHHOLDING

4.1 Beneficiary Designations.  Each person becoming a Participant shall file with the Committee (or its delegate), in the form and manner prescribed by the Committee, a designation of one or more Beneficiaries to whom distributions otherwise due the Participant shall be made in the event of his or her death while in the employ of the Company or serving on the Board or after Separation from Service but prior to the complete distribution of the benefits payable with respect to the Participant.  Such designation shall be effective when received by the Committee.  The Participant may from time to time revoke or change any such designation of a Beneficiary by notifying the Committee in the form and manner prescribed by the Committee.  If there is no valid designation of the Beneficiary on file with the Committee at the time of the Participant’s death, or if all of the Beneficiaries designated therein shall have predeceased the Participant or otherwise ceased to exist, the Beneficiary shall be, and any payment hereunder shall be made to, the Participant’s spouse, if he or she survives the Participant, or otherwise to the executor or legal representative of the Participant’s estate.  If the Beneficiary, whether under a valid beneficiary designation or under the preceding sentence, shall survive the Participant but die before receiving all payments hereunder, the balance of the benefits which would have been paid to the Beneficiary had he or she lived shall, unless the Participant’s designation provided otherwise, be distributed to the executor or legal representative of the Beneficiary’s estate.

4.2 Withholding of Taxes.  The Company may withhold from a payment any federal, state, or local employment and income taxes required by law to be withheld with respect to such payment and such sum as the Company may reasonably estimate as necessary to cover any taxes for which the Company may be liable and which may be assessed with regard to such payment.

ARTICLE V

BENEFITS

5.1 Benefit Payments.  The benefit payments with respect to deferrals of Compensation for a specific Participation Year will be determined as set forth below:

(a) Early Distribution.  At the time a Participant elects to defer Compensation for a Participation Year pursuant to Article III hereof, if the Participant has not attained, or will not attain, age 65 during the Participation Year, he or she may elect to receive an in-service Early Distribution of benefits attributable to such Compensation as provided in this Section 5.1(a) (a Participant who has attained, or will attain, age 65 during the Participation Year is not permitted to elect to receive an Early Distribution).  The Early Distribution, as elected by the Participant, will represent either (i) 50% or (ii) 100% of the Compensation deferred for that Participation Year.  The Early Distribution shall be paid to the Participant during the Plan Year elected by the Participant, which is at least four years after the Participation Year in which the Compensation was deferred or, if earlier (and notwithstanding the Participant’s election to the contrary), the year the Participant attains age 65.  A Participant may make only one Early Distribution election under this Plan for each Participation Year for each type of Compensation deferred under Sections 3.4, 3.5 or 3.6 hereof.  The foregoing notwithstanding, if a Participant’s Separation from Service or death occurs prior to the payment of an Early Distribution,such Early Distribution benefits shall be paid in accordance with Sections 5.1(b), 5.1(c) or 5.2, as applicable, in lieu of an election under this Section 5.1(a).

(b) Normal Distribution.  A Participant who has a Separation from Service on or after the date such Participant attains age 55 may be entitled to a Normal Distribution.  At the time a Participant elects to defer Compensation for a Participation Year pursuant to Article III hereof, he or she must elect the form of payment of his or her potential Normal Distribution of benefits attributable to such Compensation, taking into account any Early Distributions paid to him or her under Section 5.1(a) prior to his or her Separation from Service.  The Participant may elect to receive a Normal Distribution in:

(i)	a lump-sum distribution of the amounts of Compensation deferred, minus any Early Distributions; or

(ii)	15 annual installment payments of such Compensation, minus any Early Distributions.

If payable in a lump-sum distribution, the Normal Distribution will be made in the January following the Plan Year during which occurs the date of the Participant’s Separation from Service.  If payable in 15 annual installments, payment of a Normal Distribution will commence in the month coincident with or next following the month in which the Participant has a Separation from Service, and the remaining annual installments will be paid in that same month in each of the remaining 14 years.  For purposes of Code Section 409A, each installment payment is a separate, independent payment.  If a Participant fails to make an election as to the manner in which a Normal Distribution will be paid, such Normal Distribution will be made in the form of a lump-sum distribution in accordance with this Section 5.1(b) as if the Participant had specifically so elected.

(c) Separation from Service Prior to Attaining Age 55.  Notwithstanding any provision of this Article V or a Participant’s distribution election to the contrary, a Participant who has a Separation from Service prior to attaining age 55 shall be paid his or her entire Plan benefit, less any Early Distributions paid to him or her under Section 5.1(a) prior to his or her Separation from Service, if any, in the form of a lump-sum distribution.  The lump sum distribution shall be paid within 90 days following the date of the Participant’s Separation from Service.

5.2 Death

(a) Death Prior to Payment or Commencement of Distribution.  If a Participant dies prior to receiving or commencing his or her benefit under the Plan, the Employer shall pay Participant’s Beneficiary the sum or sums of Compensation actually deferred, less an amount equal to any Early Distributions paid to the Participant under Section 5.1(a) prior to the Participant’s death.  A payment made pursuant to this Section 5.2(a) shall be made within 90 days following the date of the Participant’s death.

(b) Death After Commencement of Installment Distribution.  If the Participant dies after commencement of a Normal Distribution in the form of 15 annual installment payments pursuant to Section 5.1(b), but prior to completion of all such payments, then the Company shall continue to make such installment payments as provided in Section 5.1(b) to the Participant’s Beneficiary.

5.3 Separation from Service During Participation Year.  If a Participant has a Separation from Service for any reason during the Participation Year for which Compensation that is in the form of Salary or Director Fees is to be deferred, no further deferrals shall be made for that Participation Year on and after the date of such Separation from Service.  If a Participant has a Separation from Service for any reason during the Participation Year for which he or she has elected to defer the payment of a Bonus, such election shall become null and void with respect to any Bonus which has not become payable to the Participant as of the date of his or her Separation from Service.

5.4 Delay of Payments to Certain Participants.  Notwithstanding any provision to the contrary in the Plan, if as of the date of the Participant’s Separation from Service (other than by reason of death) the Participant has been identified by the Committee or its delegate as a “Specified Employee” (within the meaning of that term under Code Section 409A(a)(2)(B)), then the payment specified under Article V on account of Separation from Service shall not be paid to the Participant until the later of (a) the date specified in Article V or (b) the earlier of (i) the second day following the expiration of the 6-month period measured from the date of the Participant’s Separation from Service or (ii) the date of the Participant’s death.  In the event that a payment is delayed under this Section 5.4, the Company shall pay to the Participant, as of the date it pays the delayed payment, simple interest on the payment amount at the applicable interest rate (as determined under Section 5.5(b)) for such payment, based on the period the payment was delayed beyond the payment date specified in Article V.

5.5 Crediting of Interest.  With respect to any distribution pursuant to Section 5.1(b), Section 5.1(c) or Section 5.2 of the Plan, interest shall be credited upon the Participant’s Compensation in accordance with this Section 5.5.

(a) Applicable Compensation Balance for Crediting of Interest.  Prior to distribution of a Participant’s account under the Plan, a Participant’s Compensation shall be credited with interest, compounded annually from the Participant’s Commencement Date through the date immediately prior to the first payment to the Participant (or the Participant’s Beneficiary in the case of death), at the applicable interest rate as determined pursuant to subsection (b) hereof.  For the purposes of crediting interest all deferrals of Compensation shall earn interest as if such amounts were contributed to the Plan on the first day of the Plan Year in which such Compensation is deferred by the Participant; provided, however, that interest shall not be credited on the amount of theEarly Distribution, if any,  for the Plan Year in which the Early Distribution is paid to the Participant.

(b) Applicable Interest Rate.  The applicable interest rate shall be the Interest Crediting Rate; provided, however, that the applicable interest rate with respect to a distribution pursuant to Section 5.1(c) as a result of the Participant’s Separation from Service for any reason other than due to Disability shall be the Moody’s Rate (in lieu of the higher Interest Crediting Rate).

(c) Interest During Installment Period.  For purposes of determining a benefit payable in the form of 15 installment payments under Section 5.1(b), the Interest Crediting Rate shall be the Interest Crediting Rate in effect for the Plan Year immediately prior to which a Participant has a Separation from Service.  The Interest Crediting Rate as determined under this Section 5.5(c) will constitute the applicable Interest Crediting Rate with respect to the installment payments for all years after the initial installment payment.

ARTICLE VI

RIGHTS OF PARTICIPANTS

6.1 Limitation of Rights.  Nothing in this Plan shall be construed to:

(a) Give any Employee of an Employer or any Director any right to be designated a Participant in the Plan other than in the sole discretion of the Committee;

(b) Limit in any way the right of the Employer to terminate a Participant’s employment at any time; or

(c) Be evidence of any agreement or understanding, express or implied, that the Company or any other Employer will employ a Participant in any particular position or at any particular rate of remuneration.

6.2 Non-Alienation of Benefits.  No right or benefit under this Plan shall be subject to anticipation, alienation, transfer, sale, assignment, pledge, encumbrance or charge, whether voluntary, involuntary, direct or indirect, by operation of law or otherwise, including, without limitation, a change in beneficial interest of any trust and a change in ownership of a corporation or partnership, but not including a change of legal and beneficial title of a right or benefit resulting from the death of any Participant or the spouse of any Participant (any such proscribed transaction hereinafter a “Disposition”) and any attempted Disposition will be null and void.  No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, or torts of any Participant or other person entitled to such benefits.  Notwithstanding any provision of the Plan to the contrary, a benefit under the Plan may be paid to an alternate payee as required under a domestic relations order (as defined in Code Section 414(p)(1)(B)), approved by the Committee, consistent with the requirements of Code Section 409A and the Treasury regulations issued thereunder.  The foregoing provisions of this Section 6.2 shall also not apply to an irrevocable Disposition of a right or benefit under this Plan to a “Permitted Assignee,” as defined below, by (i) a Participant age 55 or older (an “Eligible Participant”), or (ii) a “Permitted Assignee,” as defined below, who has received an assignment from an Eligible Participant pursuant to this sentence.

(a) Permitted Assignee.  The term “Permitted Assignee” shall mean:

(i) The Eligible Participant;

(ii) A spouse of the Eligible Participant;

(iii) Any person who is a lineal ascendant or descendant of the Eligible Participant or the Eligible Participant’s spouse;

(iv) Any brother or sister of the Eligible Participant;

(v) Any spouse of any individual described in subparagraph (iii) or (iv);

(vi) A trustee of any trust which, at the applicable time, is 100% actuarially held for a Permitted Assignee or Assignees (as defined in Section 6.2(c));

(vii) Any corporation in which, at the applicable time, each class of stock is 100% owned by a Permitted Assignee or Permitted Assignees;

(viii) Any partnership in which, at the applicable time, each class of partnership interest is 100% owned by a Permitted Assignee or Permitted Assignees; or

(ix) Any limited liability company or other form of incorporated or unincorporated business organization in which each class of stock, membership or other equity interest is 100% owned by a Permitted Assignee or Assignees.

(b) Subsequent Assignees.  This Section 6.2 shall be fully applicable to all Permitted Assignees, and the provisions of this Section 6.2 shall be fully applicable to any right or benefit transferred by an Eligible Participant to any Permitted Assignee as if such Permitted Assignee were an Eligible Participant; provided, however, that no Permitted Assignee shall be deemed an Eligible Participant for determining the persons who constitute Permitted Assignees under Section 6.2(a).  Any Permitted Assignee acquiring a right or benefit under this Plan shall execute and deliver to the Committee an agreement pursuant to which such Permitted Assignee agrees to be bound by all of the terms and provisions of the Plan, provided that the failure to execute and deliver such an agreement shall not be deemed to relieve such Permitted Assignee of the restrictions imposed by the Plan.  Any attempted Disposition of a right or benefit under this Plan inbreach of this Section 6.2, whether voluntary, involuntary, by operation of law or otherwise shall be null and void.

(c) Actuarially Held.  In making the determination whether a trust is 100% actuarially held for Permitted Assignee(s), a trust, at the applicable point in time, is 100% actuarially held for Permitted Assignee or Assignees when 100% of the actuarial value of the beneficial interests of the trust, except as provided in the following sentence, are held for a Permitted Assignee or Permitted Assignees.  For purposes of making the determination described above, the possibility that an interest in a trust may be appointed pursuant to a special or general power of appointment shall be ignored; provided, that the actual exercise of any such power of appointment shall not be ignored.

6.3 Prerequisites to Benefits.  No Participant, nor any Beneficiary or other person claiming through a Participant, shall have any right or interest in the Plan, or any benefits hereunder, unless and until all the terms, conditions, and provisions of the Plan which affect such Participant or such other person shall have been complied with as specified herein.

6.4 Nature of Employer’s Obligation.  This Plan is intended to be, and shall be construed as, an unfunded plan maintained by each Employer primarily for the purpose of providing deferred compensation for a select group of its management or highly compensated salaried employees.  The benefits provided under this Plan shall be a general, unsecured obligation of the Employer payable solely from the general assets of the Employer, and neither the Participant nor the Participant’s Beneficiary or estate shall have any interest in any assets of the Employer by virtue of this Plan.  Except as may be provided under a “rabbi trust,” no fund or other assets will ever be set aside or segregated for the benefit of the Participant or the Participant’s Beneficiary under this Plan.  The adoption of the Plan and any setting aside of amounts by an Employer with which to discharge its obligations hereunder shall not be deemed to create a trust; legal and equitable title to any funds so set aside shall remain in the Employer and any funds so set aside shall remain subject to the general creditors of the Employer.

6.5 Claims and Review Procedures

(a) Claims Procedure.  If any person believes he or she is entitled to any rights or benefits under the Plan, such person may file a claim in writing with the Committee.  If any such claim is wholly or partially denied, the Committee will notify such person of its decision in writing.  Such notification will contain (i) specific reasons for the denial, (ii) specific reference to pertinent Plan provisions, (iii) a description of any additional material or information necessary for such person to perfect such claim and an explanation of why such material or information is necessary, and (iv) information as to the steps to be taken if the person wishes to submit a request for review, the time limits applicable to such procedures, and a statement of the person’s rights following an adverse benefit determination on review, including a statement of his or her right to file a lawsuitunder ERISA if the claim is denied on appeal.  Such notification will be given within 90 days after the claim is received by the Committee (or within 180 days, if special circumstances require an extension of time for processing the claim, and if written notice of such extension and circumstances is given to such person within the initial 90-day period).

(b) Claim Review Procedure.  Within 60 days after the date on which a person receives a notice of denial, such person or his or her duly authorized representative (“Applicant”) may (i) file a written request with the Committee for a review of his or her denied claim; (ii) review pertinent documents; and (iii) submit issues and comments in writing.  The Committee shall render a decision no later than the date of its regularly scheduled meeting next following receipt of a request for review, except that a decision may be rendered no later than the second such meeting if the request is received within 30 days of the first meeting.  The Applicant may request a formal hearing before the Committee which the Committee may grant in its discretion.  Notwithstanding the foregoing, under special circumstances that require an extension of time for rendering a decision (including, but not limited to, the need to hold a hearing), the decision may be rendered not later than the date of the third regularly scheduled Committee meeting following the receipt of the request for review.  If such an extension is required, the Applicant will be advised in writing before the extension begins.  If the claim is denied in whole or part, such notice, which shall be in a manner calculated to be understood by the person receiving such notice, shall include (i) the specific reasons for the decision, (ii) the specific references to the pertinent Plan provisions on which the decision is based, (iii) that the Applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits, and (iv) a statement of the Applicant’s right to file a lawsuit under ERISA.  Benefits under this Plan will only be paid if the Committee decides, in its discretion, that an Applicant is entitled to them.

(c) Exhaustion of Administrative Remedies.  The decision of the Committee on review of the claim denial shall be binding on all parties when the Participant has exhausted the claims procedure under this Section 6.5.  Moreover, no action at law or in equity shall be brought to recover benefits under this Plan prior to the date the Applicant has exhausted the administrative remedies under this Section 6.5.

ARTICLE VII

MISCELLANEOUS

7.1 Amendment or Termination of the Plan.  The Board may amend or terminate this Plan at any time.  Any such amendment or termination shall not, however, without the written consent of the affected Participant, reduce the interest rate applicable to, or otherwise adversely affect the rights of a Participant for Compensation with respect to which a Participant made an irrevocable deferral election before the later of the date that such amendment is executed or effective.

7.2 Reliance Upon Information.  The Committee shall not be liable for any decision or action taken in good faith in connection with the administration of this Plan.  Without limiting the generality of the foregoing, any such decision or action taken by the Committee in reliance upon any information supplied to it by an officer of the Company, the Company’s legal counsel, or the Company’s independent accountants in connection with the administration of this Plan shall be deemed to have been taken in good faith.

7.3 Effective Date.  The Plan, as amended and restated, shall become effective as of January 1, 2009, for benefits accrued under the Plan (including under the Prior Plan) on and after January 1, 2005 for Participants who are Employees as of January 1, 2009.

7.4 Code Section 409A.  It is intended that the provisions of this Plan to comply with and satisfy the requirements of Code Section 409A.  The Plan shall be operated and the Plan provisions interpreted in a manner consistent with such requirements to the extent applicable.

7.5 Governing Law.  This Plan shall be construed, administered and governed in all respects in accordance with ERISA and other applicable federal law and, to the extent not preempted by federal law, in accordance with the laws of the State of Texas.  If any provisions of the Plan shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

7.6 Severability.  If any term, provision, covenant, or condition of the Plan is held to be invalid, void, or otherwise unenforceable, the rest of the Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

7.7 Notice.  Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the principal office of the Company.  Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the dates shown on the postmark on the receipt for registration or certification.

[Signature Page To Follow]

IN WITNESS WHEREOF, CenterPoint Energy, Inc. has caused these presents to be executed by its duly authorized officer in a number of copies, all of which shall constitute one and the same instrument, which may be sufficiently evidenced by any executed copy hereof, this 17th day of October, 2008, but effective as of January 1, 2009.

CENTERPOINT ENERGY, INC.

By:	/s/ David M. McClanahan
David M. McClanahan
President and Chief Executive Officer

ATTEST:
/s/ Richard Dauphin
Richard Dauphin
Assistant Corporate Secretary